UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2009

NewCardio, Inc.
(Exact name of Company as specified in its charter)

Delaware	333-132621	20-1826789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

2350 Mission College Boulevard, Suite 1175, Santa Clara CA 95054
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 516-5000

N/A
(Former name or former address, if changed since last report)

|_|  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01  Entry Into Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02 Unregistered Sales of Equity Securities.
Item 3.03 Material Modification to Rights of Security Holders.

On July 30, 2009, NewCardio, Inc. (the “Company”) entered into a $3 million credit line arrangement (the “Credit Line”), pursuant to a Securities Purchase Agreement (the “SPA”), with purchasers signatory to the SPA, pursuant to which the purchasers will purchase 12% Secured Revolving Debentures Due March 31, 2011 and, in connection therewith, will be issued (x) 750,000 five year common stock purchase warrants with an exercise price of $0.01 per share, and (y) upon each draw down under the Credit Line, for each $1.00 advanced under the Credit Line, additional five year common stock purchase warrants exercisable at a price equal to 100% of the average VWAPs for the prior five trading days (the “Draw Down Warrants”). The Draw Down Warrants will have full-ratchet price protection with respect to future Draw Down Warrants issued under the Credit Line and future issuances of equity securities by the Company (subject to certain specific exceptions).  The warrants will have cashless exercise provisions and be subject to forced cashless exercise in the event that the Company’s common stock is trading at three times the VWAP for the 20 trading days prior to issuance of the warrants.  All interest under the Debentures will accrue and be payable upon maturity.  Forms of the warrants and the debenture are exhibits to the SPA.

In connection with the Credit Line, and as a condition to the purchasers’ obligation to advance funds thereunder, Platinum-Montaur Life Sciences (“Platinum”) entered into a Fourth Amendment to the Securities Purchase Agreement dated as of December 27, 2007 with the Company, pursuant to which the period during which the Company may complete a financing transaction or Platinum would be permitted to exercise its “put” is extended until June 30, 2010.

Item 9.01                      Financial Statements And Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.32	Fourth Amendment to Securities Purchase Agreement, filed herewith.

10.33	Securities Purchase Agreement dated July 28, 2009, filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewCardio, Inc.

Date: July 30, 2009	By:	/s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer